Exhibit 99.1

Morgan Stanley Fourth Quarter and Full Year 2022 Earnings Results

Morgan Stanley Reports Fourth Quarter Net Revenues of $12.7 Billion, EPS of $1.26 and ROTCE of 12.6%; Full Year Net Revenues of $53.7 Billion, EPS of $6.15 and ROTCE of 15.3%

NEW YORK, January 17, 2023 – Morgan Stanley (NYSE: MS) today reported net revenues of $12.7 billion for the fourth quarter ended December 31, 2022 compared with $14.5 billion a year ago. Net income applicable to Morgan Stanley was $2.2 billion, or $1.26 per diluted share,1 compared with $3.7 billion, or $2.01 per diluted share,1 for the same period a year ago. Excluding integration-related expenses, earnings per diluted share in the fourth quarter was $1.31 versus $2.08 in the prior year quarter.1,6 The fourth quarter of 2022 was also impacted by severance costs of $133 million associated with a December employee action,2 partially offset by a net discrete tax benefit of $89 million.

Full year net revenues were $53.7 billion compared with $59.8 billion in the prior year. Net income applicable to Morgan Stanley was $11.0 billion, or $6.15 per diluted share,1 compared with $15.0 billion, or $8.03 per diluted share,1 in the prior year. Excluding integration-related expenses, earnings per diluted share in the current year was $6.36 and $8.22 in the prior year.1,6 Comparisons of current year results to the prior year were impacted by the acquisition of Eaton Vance Corp. (“Eaton Vance”) prospectively from the March 1, 2021 acquisition date.

James P. Gorman, Chairman and Chief Executive Officer, said, “We reported solid fourth quarter results amidst a difficult market environment. Overall, 2022 was a strong year for the Firm as our clear strategy and balanced business model enabled us to deliver an ROTCE of 16% despite the complex macro backdrop. Wealth Management provided stability with record revenues and over $310 billion in net new assets, Investment Management benefited from diversification, and within Institutional Securities our Equity and Fixed Income revenues were strong, offset by Investment Banking. Our strong capital position allowed us to repurchase $10 billion of shares this year and we distributed a healthy dividend.”

Financial Summary[3,4]
Firm ($MM, except per share data)	4Q 2022	4Q 2021	FY 2022	FY 2021

Net revenues	$12,749	$14,524	$53,668	$59,755
Provision for credit losses	$87	$5	$280	$4
Compensation expense	$5,615	$5,487	$23,053	$24,628
Non-compensation expenses	$4,253	$4,148	$16,246	$15,455
Pre-tax income[8]	$2,794	$4,884	$14,089	$19,668
Net income app. to MS	$2,236	$3,696	$11,029	$15,034
Expense efficiency ratio[9]	77%	66%	73%	67%
Earnings per diluted share[1]	$1.26	$2.01	$6.15	$8.03
Book value per share	$54.55	$55.12	$54.55	$55.12
Tangible book value per share	$40.06	$40.91	$40.06	$40.91
Return on equity	9.2%	14.7%	11.2%	15.0%
Return on tangible equity[5]	12.6%	19.8%	15.3%	19.8%
Institutional Securities
Net revenues	$4,800	$6,669	$24,393	$29,833
Investment Banking	$1,252	$2,434	$5,235	$10,272
Equity	$2,176	$2,857	$10,769	$11,435
Fixed Income	$1,418	$1,228	$9,022	$7,516
Wealth Management
Net revenues	$6,626	$6,254	$24,417	$24,243
Fee-based client assets ($Bn)[10]	$1,678	$1,839	$1,678	$1,839
Fee-based asset flows ($Bn)[11]	$20.4	$37.8	$162.8	$179.3
Net new assets ($Bn)[12]	$51.6	$127.1	$311.3	$437.7
Loans ($Bn)	$146.1	$129.2	$146.1	$129.2
Investment Management
Net revenues	$1,461	$1,751	$5,375	$6,220
AUM ($Bn)[13]	$1,305	$1,565	$1,305	$1,565
Long-term net flows ($Bn)[14]	$(6.0)	$(1.1)	$(25.8)	$26.4

Full Year Highlights
•	The Firm reported full year net revenues of $53.7 billion and net income of $11.0 billion as our businesses navigated a challenging market environment.

•	The Firm delivered full year ROTCE of 15.3%, or 15.7% excluding the impact of integration-related expenses.[5,6]

•	The full year Firm expense efficiency ratio was 73%, or 72% excluding integration-related expenses.[6],[9]

•	Standardized Common Equity Tier 1 capital ratio was 15.3%.[17]

•
Institutional Securities reported full year net revenues of $24.4 billion reflecting lower activity in Investment Banking driven by the uncertain macroeconomic environment, partially offset by strong performance in Fixed Income.

•
Wealth Management delivered record full year net revenues of $24.4 billion and a pre-tax margin of 27.0% or 28.4% excluding integration-related expenses.[6],7 The business added net new assets of $311 billion, representing a full year 6% annualized growth rate from beginning period assets.

•	Investment Management reported full year net revenues of $5.4 billion and AUM of $1.3 trillion in a challenging market environment.

Media Relations: Wesley McDade   212-761-2430
 Investor Relations: Leslie Bazos   212-761-5352

Fourth Quarter Results

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $4.8 billion compared with $6.7 billion a year ago. Pre-tax income was $748 million compared with $3.0 billion a year ago.8

Investment Banking revenues down 49% from a year ago:

•	Advisory revenues decreased from a year ago driven by lower completed M&A transactions.

•	Equity underwriting revenues decreased significantly from a year ago across products reflecting the substantial decline in global equity underwriting volumes.

•	Fixed income underwriting revenues decreased from a year ago as macroeconomic conditions contributed to lower bond and loan issuances.

Equity net revenues down 24% from a year ago:

•
Equity net revenues decreased from a year ago primarily driven by markdowns on certain strategic investments versus a significant mark-to-market gain in the prior year and lower prime brokerage results due to a decline in average client balances.

Fixed Income net revenues up 15% from a year ago:

•
Fixed Income net revenues increased from a year ago reflecting stronger results in macro and credit products on higher client engagement, partially offset by significantly lower results in commodities.

Other:

•	Other revenues include $356 million of mark-to-market losses on corporate loans held for sale and loan hedges. These losses were substantially offset by net interest income and fees of $287 million.

Provision for credit losses

•
Provision for credit losses increased from a year ago primarily driven by the current macroeconomic environment, portfolio growth and the prior year quarter reflecting a release in the allowance for credit losses.

Total Expenses:

•	Compensation expense increased from a year ago reflecting higher salary expenses and severance costs associated with the December employee action of $88 million.[2]

($ millions)	4Q 2022	4Q 2021

Net Revenues	$4,800	$6,669

Investment Banking	$1,252	$2,434
Advisory	$711	$1,071
Equity underwriting	$227	$853
Fixed income underwriting	$314	$510

Equity	$2,176	$2,857
Fixed Income	$1,418	$1,228
Other	$(46)	$150

Provision for credit losses	$61	$(8)

Total Expenses	$3,991	$3,705
Compensation	$1,644	$1,370
Non-compensation	$2,347	$2,335

Wealth Management

Wealth Management reported record net revenues for the current quarter of $6.6 billion compared with $6.3 billion a year ago. Pre-tax income of $1.8 billion8 in the current quarter resulted in a pre-tax margin of 27.8% or 29.2% excluding the impact of integration-related expenses.6,7

Net revenues up 6% from a year ago:

•	Asset management revenues decreased from a year ago reflecting lower asset levels due to declines in the markets, partially offset by positive fee-based flows.

•
Transactional revenues[15] decreased 15% excluding the impact of mark-to-market gains on investments associated with certain employee deferred compensation plans. The decrease was driven by lower client activity amid uncertainty in the markets.

•	Net interest income increased from a year ago on higher interest rates and bank lending growth.

Total Expenses:

•
Compensation expense decreased from a year ago driven by lower compensable revenues, partially offset by higher salary expenses on increased headcount and higher expenses related to certain deferred compensation plans linked to investment performance.

•	Non-compensation expenses increased from a year ago primarily driven by investments in technology, as well as higher marketing and business development costs.

($ millions)	4Q 2022	4Q 2021
Net Revenues	$6,626	$6,254
Asset management	$3,347	$3,700
Transactional[15]	$931	$1,027
Net interest	$2,138	$1,405
Other	$210	$122
Provision for credit losses	$26	$13
Total Expenses	$4,760	$4,826
Compensation	$3,343	$3,486
Non-compensation	$1,417	$1,340

Investment Management

Investment Management reported net revenues of $1.5 billion compared with $1.8 billion a year ago. Pre-tax income was $214 million compared with $508 million a year ago.8

Net revenues down 17% from a year ago:

•	Asset management and related fees decreased from a year ago driven primarily on lower asset levels due to the decline in the equity markets.

•	Performance-based income and other revenues decreased from a year ago primarily due to lower accrued carried interest in certain of our private funds.

Total Expenses:

•	Compensation expense was essentially unchanged from a year ago, as higher salary expenses were offset by lower carried interest.

($ millions)	4Q 2022	4Q 2021
Net Revenues	$1,461	$1,751
Asset management and related fees	$1,371	$1,585
Performance-based income and other	$90	$166
Total Expenses	$1,247	$1,243
Compensation	$628	$631
Non-compensation	$619	$612

Full Year Results

Institutional Securities

Institutional Securities reported net revenues of $24.4 billion compared with $29.8 billion in the prior year. Pre-tax income was $6.7 billion compared with $11.8 billion in the prior year.8

Investment Banking revenues down 49% from prior year:

•	Advisory revenues decreased from a record prior year driven by lower completed M&A transactions.

•	Equity underwriting revenues decreased significantly from the prior year across products reflecting historically low global equity volumes.

•	Fixed income underwriting revenues decreased from a record prior year as macroeconomic conditions contributed to lower bond and loan issuances.

Equity net revenues down 6% from prior year:

•
Equity net revenues decreased from a record prior year, primarily driven by markdowns on certain strategic investments and lower results in cash equities on lower client activity, partially offset by higher revenues in prime brokerage primarily driven by the absence of a single client event in the prior year.

Fixed Income net revenues up 20% from prior year:

•
Fixed Income net revenues increased from the prior year, reflecting strength in macro, credit products and commodities on higher client engagement and gains on inventory held for client facilitation in macro products driven by volatility in the markets.

Other:

•
Other revenues in the current year were driven by mark-to-market losses on corporate loans held for sale and loan hedges of $876 million. These losses were substantially offset by net interest income and fees of $701 million. In addition, the current year included mark-to-market losses on investments associated with certain employee deferred compensation plans versus gains in the prior year and lower contributions from our Mitsubishi UFJ securities joint venture.

($ millions)	FY 2022	FY 2021
Net Revenues	$24,393	$29,833

Investment Banking	$5,235	$10,272
Advisory	$2,946	$3,487
Equity underwriting	$851	$4,437
Fixed income underwriting	$1,438	$2,348

Equity	$10,769	$11,435
Fixed Income	$9,022	$7,516
Other	$(633)	$610

Provision for credit losses	$211	$(7)

Total Expenses	$17,467	$18,026
Compensation	$8,246	$9,165
Non-compensation	$9,221	$8,861

Provision for credit losses:

•
Provision for credit losses increased from the prior year primarily driven by the current macroeconomic environment, portfolio growth and the prior year reflecting a release in the allowance for credit losses.

Total Expenses:

•	Compensation expense decreased from the prior year driven by lower revenues and a decline related to certain deferred compensation plans linked to investment performance.

•
Non-compensation expenses increased from the prior year on investments in technology and higher litigation costs, primarily driven by $200 million related to a specific regulatory matter reported in the current year second quarter.

Wealth Management

Wealth Management reported record net revenues of $24.4 billion compared with $24.2 billion in the prior year. Pre-tax income of $6.6 billion8 in the current year resulted in a reported pre-tax margin of 27.0% or 28.4% excluding the impact of integration-related expenses.6,7

Net revenues up 1% from prior year:

•	Asset management revenues decreased from the prior year on lower asset levels due to declines in the markets, partially offset by positive fee-based flows.

•
Transactional revenues[15] decreased 18% excluding the impact of mark-to-market losses on investments associated with certain employee deferred compensations plans. Results reflect lower activity from elevated levels in the prior year amid uncertainty in the markets.

•	Net interest income increased from the prior year on higher interest rates and bank lending growth.

Total Expenses:

•
Compensation expense decreased from the prior year primarily driven by a decline related to certain deferred compensation plans linked to investment performance, partially offset by higher salary expenses on increased headcount.

•	Non-compensation expenses increased from the prior year primarily driven by investments in technology, as well as higher marketing and business development costs.

($ millions)	FY 2022	FY 2021
Net Revenues	$24,417	$24,243
Asset management	$13,872	$13,966
Transactional[15]	$2,473	$4,259
Net interest	$7,429	$5,393
Other	$643	$625
Provision for credit losses	$69	$11
Total Expenses	$17,765	$18,051
Compensation	$12,534	$13,090
Non-compensation	$5,231	$4,961

Investment Management

Investment Management reported net revenues of $5.4 billion compared with $6.2 billion in the prior year. Pre-tax income was $807 million compared with $1.7 billion in the prior year.8 The comparisons of current year results to the prior period were impacted by the acquisition of Eaton Vance completed on March 1, 2021.

Net revenues down 14% from prior year:

•	Asset management and related fees decreased on lower asset levels due to the decline in the equity markets.

•
Performance-based income and other revenues decreased from the prior year on lower accrued carried interest in our private funds, mark-to-market losses on investments associated with certain employee deferred compensation plans and lower marks on public investments reflecting the decline in equity markets.

($ millions)	FY 2022	FY 2021
Net Revenues	$5,375	$6,220
Asset management and related fees	$5,332	$5,576
Performance-based income and other	$43	$644

Total Expenses	$4,568	$4,542
Compensation	$2,273	$2,373
Non-compensation	$2,295	$2,169

Total Expenses:

•
Compensation expense decreased from the prior year driven by lower compensation associated with carried interest, partially offset by incremental compensation as a result of the Eaton Vance acquisition.[6]

•	Non-compensation expenses increased from the prior year primarily driven by increased marketing and business development costs and incremental expenses related to the Eaton Vance acquisition.[6]

Other Matters

•	The Firm repurchased $1.7 billion of its outstanding common stock during the quarter, and $9.9 billion during the year as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.775 quarterly dividend per share, payable on February 15, 2023 to common shareholders of record on January 31, 2023.

•	The effective tax rate for the current quarter was 18.9% and for the full year was 20.7%. The fourth quarter included net discrete tax benefits of $89 million and $69 million for the full year.

	4Q 2022	4Q 2021	FY 2022	FY 2021
Common Stock Repurchases
Repurchases ($MM)	$1,700	$2,833	$9,865	$11,464
Number of Shares (MM)	20	28	113	126
Average Price	$86.07	$99.80	$87.25	$91.13
Period End Shares (MM)	1,675	1,772	1,675	1,772
Tax Rate	18.9%	23.9%	20.7%	23.1%
Capital[16]
Standardized Approach
CET1 capital[17]	15.3%	16.0%
Tier 1 capital[17]	17.2%	17.7%
Advanced Approach
CET1 capital[17]	15.6%	17.4%
Tier 1 capital[17]	17.5%	19.1%
Leveraged-based capital
Tier 1 leverage[18]	6.7%	7.1%
SLR[19]	5.5%	5.6%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share for the fourth quarter of 2022 and 2021 of approximately $123 million and $104 million, respectively. Includes preferred dividends related to the calculation of earnings per share for the years ended 2022 and 2021 of approximately $489 million and $468 million, respectively.

2 The Firm recorded severance costs of $133 million in the fourth quarter of 2022, associated with a December employee action, which was reported in the business segments’ results as follows: Institutional Securities $88 million, Wealth Management $30 million and Investment Management $15 million.

3 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

4 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

5 Return on average tangible common equity and return on average tangible equity excluding integration-related expenses are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

6 The Firm’s and business segment’s fourth quarter and full year results for 2022 and 2021 include integration-related expenses as a result of the E*TRADE and Eaton Vance acquisitions reported in the Wealth Management segment and Investment Management segment, respectively. The amounts are presented as follows (in millions):

	4Q 2022	4Q 2021	FY 2022	FY 2021
Firm
Compensation	$10	$25	$41	$102
Non-compensation	110	121	429	354
Total non-interest expenses	$120	$146	$470	$456
Total non-interest expenses (after-tax)	$92	$114	$360	$352

Wealth Management
Compensation	$4	$10	$12	$58
Non-compensation	90	99	345	288
Total non-interest expenses	$94	$109	$357	$346
Total non-interest expenses (after-tax)	$72	$85	$273	$267

Investment Management
Compensation	$6	$15	$29	$44
Non-compensation	20	22	84	66
Total non-interest expenses	$26	$37	$113	$110
Total non-interest expenses (after-tax)	$20	$29	$87	$85

7 Pre-tax margin represents income before taxes divided by net revenues. Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues. Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

8 Pre-tax income represents income before provision for income taxes.

9 The Firm’s full year expense efficiency ratio of 73.2% represents total non-interest expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses of 72.4% represents total non-interest expenses adjusted for integration-related expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

10 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

11 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.

12 Wealth Management net new assets represent client inflows, including dividends and interest, and asset acquisitions, less client outflows, and exclude activity from business combinations/divestitures and the impact of fees and commissions.

13 AUM is defined as assets under management or supervision.

14 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

15 Transactional revenues include investment banking, trading, and commissions and fee revenues.

16 Capital ratios are estimates as of the press release date, January 17, 2023.

17 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 and in the Firm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

18 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

19 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $77.2 billion and $83.3 billion, and supplementary leverage exposure denominator of approximately $1.40 trillion and $1.48 trillion, for the fourth quarter of 2022 and 2021, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021	Change
Revenues:
Investment banking	$1,318	$1,373	$2,581	(4%)	(49%)	$5,599	$10,994	(49%)
Trading	3,017	3,331	2,394	(9%)	26%	13,928	12,810	9%
Investments	85	(168)	632	*	(87%)	15	1,376	(99%)
Commissions and fees	1,169	1,133	1,307	3%	(11%)	4,938	5,521	(11%)
Asset management	4,803	4,744	5,395	1%	(11%)	19,578	19,967	(2%)
Other	38	63	126	(40%)	(70%)	283	1,042	(73%)
Total non-interest revenues	10,430	10,476	12,435	--	(16%)	44,341	51,710	(14%)

Interest income	9,232	6,101	2,411	51%	*	21,595	9,411	129%
Interest expense	6,913	3,591	322	93%	*	12,268	1,366	*
Net interest	2,319	2,510	2,089	(8%)	11%	9,327	8,045	16%
Net revenues	12,749	12,986	14,524	(2%)	(12%)	53,668	59,755	(10%)

Provision for credit losses	87	35	5	149%	*	280	4	*

Non-interest expenses:
Compensation and benefits	5,615	5,614	5,487	--	2%	23,053	24,628	(6%)

Non-compensation expenses:
Brokerage, clearing and exchange fees	851	847	811	--	5%	3,458	3,341	4%
Information processing and communications	933	874	833	7%	12%	3,493	3,119	12%
Professional services	853	755	829	13%	3%	3,070	2,933	5%
Occupancy and equipment	443	429	479	3%	(8%)	1,729	1,725	--
Marketing and business development	295	215	205	37%	44%	905	643	41%
Other	878	829	991	6%	(11%)	3,591	3,694	(3%)
Total non-compensation expenses	4,253	3,949	4,148	8%	3%	16,246	15,455	5%

Total non-interest expenses	9,868	9,563	9,635	3%	2%	39,299	40,083	(2%)

Income before provision for income taxes	2,794	3,388	4,884	(18%)	(43%)	14,089	19,668	(28%)
Provision for income taxes	528	726	1,168	(27%)	(55%)	2,910	4,548	(36%)
Net income	$2,266	$2,662	$3,716	(15%)	(39%)	$11,179	$15,120	(26%)
Net income applicable to nonredeemable noncontrolling interests	30	30	20	--	50%	150	86	74%
Net income applicable to Morgan Stanley	2,236	2,632	3,696	(15%)	(40%)	11,029	15,034	(27%)
Preferred stock dividend	123	138	104	(11%)	18%	489	468	4%
Earnings applicable to Morgan Stanley common shareholders	$2,113	$2,494	$3,592	(15%)	(41%)	$10,540	$14,566	(28%)

‐
 Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP) were: 4Q22: $12,555 million, 3Q22: $13,222 million, 4Q21: $14,394 million, 4Q22 YTD: $54,866 million, 4Q21 YTD: $59,366 million.

‐	Firm compensation expenses excluding DCP were: 4Q22: $5,426 million, 3Q22: $5,733 million, 4Q21: $5,350 million, 4Q22 YTD: $23,769 million, 4Q21 YTD: $24,102 million.

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 18 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021	Change

Financial Metrics:

Earnings per basic share	$1.28	$1.49	$2.05	(14%)	(38%)	$6.23	$8.16	(24%)
Earnings per diluted share	$1.26	$1.47	$2.01	(14%)	(37%)	$6.15	$8.03	(23%)

Return on average common equity	9.2%	10.7%	14.7%			11.2%	15.0%
Return on average tangible common equity	12.6%	14.6%	19.8%			15.3%	19.8%

Book value per common share	$54.55	$54.46	$55.12			$54.55	$55.12
Tangible book value per common share	$40.06	$39.93	$40.91			$40.06	$40.91

Excluding integration-related expenses
Adjusted earnings per diluted share	$1.31	$1.53	$2.08	(14%)	(37%)	$6.36	$8.22	(23%)
Adjusted return on average common equity	9.6%	11.1%	15.2%			11.6%	15.3%
Adjusted return on average tangible common equity	13.1%	15.2%	20.4%			15.7%	20.2%

Financial Ratios:

Pre-tax profit margin	22%	26%	34%			26%	33%
Compensation and benefits as a % of net revenues	44%	43%	38%			43%	41%
Non-compensation expenses as a % of net revenues	33%	30%	29%			30%	26%
Firm expense efficiency ratio	77%	74%	66%			73%	67%
Firm expense efficiency ratio excluding integration-related expenses	76%	73%	65%			72%	66%
Effective tax rate	18.9%	21.4%	23.9%			20.7%	23.1%

Statistical Data:

Period end common shares outstanding (millions)	1,675	1,694	1,772	(1%)	(5%)
Average common shares outstanding (millions)
Basic	1,652	1,674	1,751	(1%)	(6%)	1,691	1,785	(5%)
Diluted	1,679	1,697	1,785	(1%)	(6%)	1,713	1,814	(6%)

Worldwide employees	82,427	81,567	74,814	1%	10%

Notes:
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For the quarters ended December 31, 2022, September 30, 2022 and December 31, 2021, Firm results include pre-tax integration-related expenses of $120 million, $123 million and $146 million ($92 million, $94 million and $114 million after-tax) respectively, reported in the Wealth Management and Investment Management business segments. The twelve months ended December 31, 2022 and 2021 results include pre-tax integration-related expenses of $470 million and $456 million ($360 million and $352 million after-tax), respectively.

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The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 18 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.